Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
In connection with the foregoing Registration Statement on Form SB-2 to be filed with the Washington, D.C. Office of the U.S. Securities and Exchange Commission, we hereby consent to the inclusion herein of our report dated August 18, 2006, except for note 13 as to which date is September 27, 2006, relating to the consolidated financial statements of FP Technology, Inc. for the periods ended June 30, 2005 and 2006. We also consent to the reference to our firm under the caption “Experts” in such Registration Statement.

/s/ Causey Demgen & Moore Inc.

CAUSEY DEMGEN & MOORE INC.
Denver, Colorado
August 14, 2007